Exhibit 99.1

Muscle Maker, Inc. Announces $15 Million Private Placement Priced At-The-Market Under Nasdaq Rules

Cost basis for all shares sold in the offering is $1.385

League City, Texas, Nov. 18, 2021 (GLOBE NEWSWIRE) — Muscle Maker, Inc. (Nasdaq: GRIL) (“Muscle Maker” or the “Company”) today announced it has entered into definitive agreements for a private placement with U.S. institutional investors of (i) 6,772,000 shares of common stock together with warrants (the “Common Warrants”) to purchase up to 6,772,000 shares of common stock and (ii) 4,058,305 pre-funded warrants (the “Pre-Funded Warrants”), with each Pre-Funded Warrant exercisable for one share of common stock, together with Common Warrants to purchase up to 4,058,305 shares of common stock. Each share of common stock and accompanying Common Warrant are being sold together at a combined offering price of $1.385, and each Pre-funded Warrant and accompanying Common Warrant are being sold together at a combined offering price of $1.3849. The Pre-Funded Warrants will be funded in full at closing except for a nominal exercise price of $0.0001 and are immediately exercisable at any time until all of the Pre-Funded Warrants are exercised in full. The Common Warrants will have an exercise price of $1.385 per share, are immediately exercisable and will expire five (5) years from the date of an effective registration statement covering the shares underlying Common Warrants (collectively, the “Private Placement”).

The Private Placement is expected to close on or about November 22, 2021, subject to the satisfaction of customary closing conditions and the receipt of regulatory approvals, including the approval of the Nasdaq Capital Market.

A.G.P./Alliance Global Partners acted as the sole placement agent for the Private Placement.

“We are very excited about this private placement” said Michael Roper, CEO of Muscle Maker, Inc., “I like sports references, this funding, when closed, will allow us to go play offense and execute against our franchising strategy. While we have recently reported 45 new franchise deals over the last 30 days, this funding will allow us to further expand the franchise sales team, increase spending on lead generation, attend trade shows and finish building out the infrastructure needed to become a larger franchisor. In addition, the extra capital on our balance sheet will allow us to move quickly if strategic acquisition targets present themselves with the goal of further growing the brand in an expedited manner.”

The Private Placement is being made in the United States pursuant to the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (SEC). The securities to be sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and accordingly may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the Private Placement, as well as the shares of common stock issuable upon exercise of the Warrants and pre-funded warrants issued in the Private Placement.

About Muscle Maker, Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, ghost kitchens, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill, Pokemoto, Superfit Foods, Healthy Joe’s and multiple ghost kitchen brands such as Meal Plan AF, Wrap it up Wraps, Bowls Deep, Burger Joe’s, MMG Smoothies, Mr. Tea’s House of Boba, Gourmet Sandwich Co and Salad Vibes. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options.

For more information on Muscle Maker, Inc, visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on Superfit Foods visit www.superfitfoods.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing:marketing@musclemakergrill.com

Investor Relations:IR@musclemakergrill.com

Muscle Maker, Inc.